Exhibit 2.6

AGREEMENT AND PLAN OF MERGER

by and among

REXFORD INDUSTRIAL REALTY, INC.,

REXFORD INDUSTRIAL REALTY, L.P.,

and

REXFORD INDUSTRIAL FUND V, LP

Dated as of                     , 2013

Schedule 2.05	Reimbursement Agreements
Schedule 3.01(b)	List of Operating Partnership Subsidiaries
Schedule 4.01(b)	List of Subsidiaries / List of Properties
Schedule 4.03	Capitalization
Schedule 4.08(a)	Properties Not Covered by Title Insurance
Schedule 4.08(c)	Lease Defaults
Schedule 4.12	Existing Loans
Schedule 4.19	Ownership of Certain Assets
Schedule 5.05	Excluded Assets
Schedule 6.02(c)	Calculation of Equity Value

Exhibit A	List of Rexford Entities
Exhibit B	Operating Partnership Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Tax Matters Agreement
Exhibit E	Order of Mergers and Contribution Transactions
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Formation Transaction Documentation

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 6.02(a)
Affiliate	Section 6.02(b)
Agreement	Introduction
Allocated Share	Section 6.02(c)
Alternate Transaction	Section 6.02(d)
Business Day	Section 6.02(e)
Certificate of Merger	Section 1.02
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 6.02(f)
Consent Form	Section 6.02(g)
Contributed Entities	Recitals
Contributed Interest	Recitals
Contributor	Recitals
Decrease	Section 6.02(c)
Dispute	Section 6.08(a)
Effective Time	Section 1.02
Eliminated Assets	Section 5.07
Elected OP Unit Percentage	Section 6.02(h)
Elected REIT Shares Percentage	Section 6.02(i)
Entity Specific Debt	Section 6.02(j)
Environmental Laws	Section 6.02(k)
Equity Value	Section 6.02(l)
Excluded Assets	Section 6.02(m)
Existing Loan Documents	Section 4.12
Existing Loans	Section 4.12
Formation Transaction Documentation	Section 6.02(n)
Formation Transactions	Section 6.02(o)
Fund Material Adverse Effect	Section 6.02(p)
Fund V Subsequent Investment Amount	Section 6.02(r)
Governmental Authority	Section 6.02(q)
Interim Period	Section 6.02(s)
JAMS	Section 6.08(b)
Laws	Section 6.02(t)
Leases	Section 4.08(c)
Liens	Section 6.02(u)
Lock-up Agreement	Section 6.02(v)
Management Companies	Section 6.02(w)
Merger Consideration	Section 1.05(a)
Merger	Recitals
MLPA	Recitals

v

Offering	Recitals
Offering Closing Date	Section 6.02(x)
Offering Document	Section 6.02(y)
Offering Price	Section 6.02(z)
OP Material Adverse Effect	Section 6.02(aa)
OP Units	Recitals
Operating Partnership	Introduction
Operating Partnership Agreement	Section 1.04
Organizational Documents	Section 6.02(bb)
Outside Date	Section 2.06
Ownership Limits	Section 1.05(c)(ii)
Permitted Liens	Section 6.02(cc)
Person	Section 6.02(dd)
Pre-Formation Interests	Section 6.02(ee)
Pre-Formation Participants	Section 6.02(ff)
Property	Section 4.01(b)
Register	Section 2.03(a)
Registration Rights Agreement	Section 6.02(gg)
REIT	Introduction
REIT Charter	Section 6.02(hh)
REIT Shares	Recitals
REIT Subsidiary	Section 3.01(b)
Rexford Entity	Section 6.02(ii)
RI LLC	Recitals
RIF Fund Contribution Agreements	Recitals
RIF Fund Entity	Recitals
RIF V Fund	Introduction
RIF V Fund Interests	Recitals
RIF V Fund Subsidiary	Section 4.01(b)
RIF V Manager	Recitals
RIF V REIT	Recitals
Sale Consent	Section 5.03(a)
SDAT	Section 1.02
SEC	Section 2.01(a)(i)
Securities Act	Section 6.02(jj)
Sponsor	Recitals
Subsidiary	Section 6.02(kk)
Surviving Entity	Section 1.01
Target Asset	Section 6.02(ll)
Tax	Section 6.02(mm)
Tax Matters Agreement	Section 6.02(nn)
Tax Return	Section 6.02(oo)
Transfer Taxes	Section 5.03(b)
Underwriting Agreement	Section 6.02(pp)
Valid Election	Section 6.02(qq)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of , 2013 (this “Agreement”), by and among Rexford Industrial Realty, Inc., a Maryland corporation (the “REIT”), Rexford Industrial Realty, L.P., a Maryland limited partnership and a subsidiary of the REIT (the “Operating Partnership”) and Rexford Industrial Fund V, LP, a Delaware limited partnership (the “RIF V Fund”). Certain capitalized terms are defined in Section 6.02 of this Agreement.

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Exhibit A hereto;

WHEREAS, pursuant to this Agreement, the RIF V Fund will merge with and into the Operating Partnership (the “Merger”) and the partnership interests in the RIF V Fund (the “RIF V Fund Interests”) will be (a) converted automatically into the right to receive cash, without interest, shares of common stock of the REIT, par value $.01 per share (“REIT Shares”) and/or common units of partnership interest in the Operating Partnership (“OP Units”) and (b) in the case of the RIF V Fund Interests held by RIF V Manager or the REIT, cancelled;

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial Fund V REIT, LLC (the “RIF V REIT”) will enter into an agreement and plan of merger with the REIT pursuant to which the RIF V REIT will merge with and into the REIT and the equity interest in the RIF V REIT will be converted automatically into the right to receive cash, without interest, or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Sponsor V LLC, a Delaware limited liability company (“Sponsor”), will enter into an agreement and plan of merger pursuant to which Sponsor will merge with and into a direct wholly-owned subsidiary of the Operating Partnership with Sponsor as the surviving entity, and the equity interests in Sponsor will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial, LLC, a California limited liability company (“RI LLC”), will enter into an agreement and plan of merger pursuant to which RI LLC will merge with and into a direct wholly-owned subsidiary of the Operating Partnership, with RI LLC as the surviving entity, and the equity interests in RI LLC will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Fund V Manager LLC, a Delaware limited liability company (“RIF V Manager”), will enter into an agreement and plan of merger pursuant to which RIF V Manager will merge with and into an indirect wholly-owned subsidiary of the Operating Partnership, with RIF V Manager as the surviving entity, and the equity interests in RIF V Manager will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into separate contribution agreements (the “RIF Fund Contribution Agreements”) with each of Rexford Industrial Fund I, LLC, Rexford Industrial Fund II, LLC, Rexford Industrial Fund III, LLC and Rexford Industrial Fund IV, LLC (each such entity may be referred to herein as a “Contributor;” each such entity, RIF V REIT and RIF V Fund may be referred to herein as a “RIF Fund Entity”), pursuant to which (a) each Contributor will contribute to the Operating Partnership all of such Contributor’s direct and indirect interests in the entities identified as “Contributed Entities” on Exhibit A hereto (the “Contributed Interests”) and the other contributed properties and contributed assets identified in each such RIF Fund Contribution Agreement, and (b) the Operating Partnership shall acquire from each Contributor, all of such Contributor’s right, title and interest in and to such Contributed Interests and the other contributed properties and contributed assets, in exchange for a combination of cash, without interest, REIT Shares and/or OP Units and the assumption by the Operating Partnership of the assumed liabilities identified in each such RIF Fund Contribution Agreement all on the terms and subject to the conditions set forth therein;

WHEREAS, in the event that all members of a Contributor return duly executed and completed Consent Forms approving the Formation Transactions, then, in lieu of the applicable RIF Fund Contribution Agreement, the REIT may elect to cause the applicable Contributor to enter into an agreement and plan of merger with the Operating Partnership pursuant to which such Contributor will merge with and into the Operating Partnership and the membership interests in such Contributor will be converted automatically into the right to receive cash, REIT Shares and/or OP Units;

WHEREAS, the Formation Transactions relate to the initial public offering of the REIT Shares or, depending on prevailing market conditions at the time of the offering, a private offering of the REIT Shares (the “Offering”), following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, substantially concurrently with the completion of the Formation Transactions and the Offering, the REIT will contribute to the Operating Partnership, all of the assets (other than OP Units), rights and obligations acquired by the REIT as a result of the Formation Transactions and the Offering;

WHEREAS, all necessary approvals have been obtained by each of the Operating Partnership, the REIT and the RIF V Fund to consummate the transactions contemplated herein and by the other Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 THE MERGER. At the Effective Time, and subject to the terms and conditions contained in this Agreement and in accordance with applicable Laws, the RIF V Fund shall be merged with and into the Operating Partnership whereby the separate existence of the RIF V Fund shall cease, and the Operating Partnership shall continue its existence under Maryland law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).

Section 1.02 EFFECTIVE TIME. Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after (i) the execution by the REIT and the Operating Partnership of the Underwriting Agreement and (ii) the satisfaction or waiver of the conditions set forth in Article II, the Operating Partnership and the RIF V Fund shall file articles of merger or similar documents with respect to the Merger (the “Certificate of Merger”) as may be required by applicable Laws, with the State Department of Assessments and Taxation of Maryland (“SDAT”) and the Secretary of State of the State of Delaware providing that the Merger shall become effective upon filing or at such later date and time set forth in the Certificate of Merger with respect to such Merger that is not more than 30 days after the Certificate of Merger is accepted for record by the SDAT (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with the relevant provisions of applicable Laws.

Section 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable Laws.

Section 1.04 ORGANIZATIONAL DOCUMENTS. At the Effective Time, (i) the certificate of limited partnership of the Operating Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Entity until thereafter amended as provided therein or in accordance with the Maryland Revised Uniform Limited Partnership Act (the “MLPA”), and (ii) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as in effect immediately prior to the Effective Time (the “Operating Partnership Agreement”), shall be the agreement of limited partnership of the Surviving Entity until thereafter amended as provided therein or in accordance with the MLPA.

Section 1.05 CONVERSION OF RIF V FUND INTERESTS.

(a) Under and subject to the terms and conditions of the respective Formation Transaction Documentation, each Pre-Formation Participant is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Merger or other Formation Transactions, a specified share of the Rexford Entities as a whole in the form of the right to receive cash, REIT Shares and/or OP Units as calculated in this Section 1.05.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, except as set forth in this Agreement, each RIF V Fund Interest shall be converted automatically into the right to receive cash, OP Units and/or REIT Shares with an aggregate value equal to the portion of the Equity Value of the assets of RIF V Fund represented by such RIF V Fund Interest (collectively, but, for the avoidance of doubt, excluding any consideration payable to such Pre-Formation Participants pursuant to the Formation Transactions in respect of Pre-Formation Interests in any Rexford Entity other than the RIF V Fund referred to as the “Merger Consideration”) and each holder that receives OP Units in the Merger shall, upon receipt of such OP Units and the delivery of a Consent Form or a counterpart signature page to the Operating Partnership Agreement and such other documents and instruments as may be required in the sole discretion of the REIT to effect such holder’s admission as a limited partner of the Operating Partnership, be admitted as a limited partner of the Operating Partnership in accordance with the MLPA and the Operating Partnership Agreement. The portion of the Equity Value of the assets of RIF V Fund “represented by” a RIF V Fund Interest shall be calculated using the same methodology used to calculate the Allocated Share of a holder of such RIF V Fund Interest.

(c) Subject to Section 1.07, the amount of cash, number of OP Units and/or REIT Shares comprising the Merger Consideration for each RIF V Fund Interest so converted shall be as follows:

(i) Cash. One hundred percent (100%) of the Allocated Share attributable to a Pre-Formation Participant who is not an Accredited Investor shall be paid in cash.

(ii) OP Units. The Elected OP Unit Percentage of the Allocated Share attributable to a Pre-Formation Participant who is an Accredited Investor shall be distributed in whole OP Units in the form of a number of OP Units equal to the applicable portion of such Allocated Share divided by the Offering Price; and

(iii) REIT Shares. The Elected REIT Shares Percentage of the Allocated Share attributable to a Pre-Formation Participant who is an Accredited Investor shall be distributed in whole REIT Shares in the form of a number of REIT Shares equal to the applicable portion of such Allocated Share divided by the Offering Price; provided, that to the extent such distribution of REIT Shares to such Pre-Formation Participant would result in a violation of the restrictions on ownership and transfer set forth in Section 6.2.1 of the REIT Charter (the “Ownership Limits”), such Pre-Formation Participant shall receive (x) the maximum number of whole REIT Shares that would not result in such a violation of the Ownership Limits, and (y) that number of whole OP Units equal to the remaining number of REIT Shares not distributed as a result of the application of the foregoing clause (x).

Section 1.06 CANCELLATION AND RETIREMENT OF RIF V FUND INTERESTS. From and after the Effective Time, (i) each RIF V Fund Interest converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such RIF V Fund Interest so converted shall thereafter cease to have any rights as a member of the RIF V Fund except the right to receive the Merger Consideration applicable thereto, and (ii) each RIF V Fund Interest issued and outstanding that is owned by the REIT or the Operating Partnership, or any of its direct or indirect wholly-owned Subsidiaries, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered hereunder in exchange therefor.

Section 1.07 FRACTIONAL INTERESTS. No fractional OP Units or REIT Shares shall be issued in the Merger or the other Formation Transactions. All fractional OP Units that a holder of RIF V Fund Interests would otherwise be entitled to receive as a result of the Merger and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole OP Units resulting from such aggregation and, in lieu of any fractional OP Unit resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such holder would otherwise have been entitled, by the Offering Price. All fractional REIT Shares that a holder of RIF V Fund Interests would otherwise be entitled to receive as a result of the Merger and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such holder would otherwise have been entitled, by the Offering Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share.

Section 1.08 FURTHER ACTION. If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments (including any intellectual property assignments), assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of the RIF V Fund acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the RIF V Fund all such deeds, bills of sale, assignments (including any intellectual property assignments) and assurances and to take and do, in the name and on behalf of any RIF V Fund Interests all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 1.09 CALCULATION OF MERGER CONSIDERATION. As soon as practicable following the determination of the Offering Price and prior to the filing of the Certificate of Merger, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, the Operating Partnership, and the parties hereby agree that, absent manifest error, such calculations shall be final and binding upon the holders of RIF V Fund Interests.

ARTICLE II

CLOSING

Section 2.01 CONDITIONS PRECEDENT.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the Merger contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(i) Registration Statement. If the REIT undertakes a public Offering, the public Offering registration statement must have been declared effective under the Securities Act and will not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending or threatened that seeks the foregoing.

(iii) Operating Partnership Agreement. The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit B, shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.03 or the other Formation Transaction Documents, shall not have been amended or modified.

(b) Conditions to the Obligations of the Operating Partnership. The obligations of the Operating Partnership to effect the Merger contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i) Representations and Warranties. The representations and warranties of the RIF V Fund contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the RIF V Fund. The RIF V Fund shall have performed each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the RIF V Fund shall not have breached any of its covenants contained herein in any material respect.

(iii) Offering Closing. The closing of the Offering shall occur substantially concurrently with the Closing.

(iv) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the RIF V Fund to consummate the transactions contemplated hereby shall have been obtained.

(v) No Fund Material Adverse Effect. There shall have not occurred between the date hereof and the Closing Date a Fund Material Adverse Effect.

(vi) Formation Transactions. The Formation Transactions shall have been or shall be consummated substantially concurrently in accordance with the timing set forth in the respective Formation Transaction Documentation.

(vii) Lock-Up Agreement. Each of the Pre-Formation Participants owning interests in the RIF V Fund shall have entered into the Lock-Up Agreement substantially in the form attached as Exhibit C.

(viii) Tax Matters Agreement. Any Pre-Formation Participant that will receive OP Units in the Merger and that (1) owns, directly or indirectly, an interest in any Property specified in the Tax Matters Agreement or (2) has been provided an opportunity to guarantee debt as set forth in the Tax Matters Agreement shall have entered into the Tax Matters Agreement substantially in the form attached as Exhibit D, if applicable.

(c) Conditions to the Obligations of the RIF V Fund. The obligation of the RIF V Fund to effect the Merger contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the RIF V Fund in whole or in part):

(i) Representations and Warranties. Except as would not have an OP Material Adverse Effect, the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Operating Partnership. Except as would not have an OP Material Adverse Effect, the Operating Partnership shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Registration Rights Agreement. The REIT shall have entered into the Registration Rights Agreement, substantially in the form attached as Exhibit F hereto. This condition may not be waived by any party hereto.

(iv) Tax Matters Agreement. If the RIF V Fund (1) owns, directly or indirectly, an interest in any Property specified in the Tax Matters Agreement or (2) has any members that have been provided an opportunity to guarantee debt as set forth in the Tax Matters Agreement, the REIT and the Operating Partnership shall have entered into the Tax Matters Agreement substantially in the form attached as Exhibit D, if applicable.

Section 2.02 TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.06, and subject to the satisfaction or waiver of the conditions in Section 2.01, the filing of the Certificate of Merger, the Effective Time and the closing of the Merger contemplated by Section 1.01 and the other transactions contemplated by this Agreement shall occur substantially concurrently with the receipt by the REIT of the proceeds from the Offering from the underwriters (the “Closing” or the “Closing Date”) in the order set forth on Exhibit E. The Closing shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the REIT in its sole discretion.

Section 2.03 DELIVERY OF MERGER CONSIDERATION.

(a) Subject to Section 5.03(a), as soon as reasonably practicable after the Effective Time, the Surviving Entity (or its successor in interest) shall deliver to each holder of RIF V Fund Interests, whose RIF V Fund Interests have been converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) hereof, the Merger Consideration payable to such holder in the amounts and form provided in Section 1.05(c) hereof. The issuance of any OP Units and admission of the recipients thereof as limited partners of the Operating Partnership pursuant to Section 1.05(b) shall be evidenced by an entry to the Register (as defined in the Operating Partnership Agreement). Any certificate representing REIT Shares issuable as Merger Consideration shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN

EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT COULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR MAY CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION OR, IN THE CASE OF SUCH A PROPOSED OR ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL UNDERLINED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE

CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

(b) The Surviving Entity (or its successor in interest) shall not be liable to any holder of a RIF V Fund Interest for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.04 CLOSING DELIVERIES. At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the RIF V Fund Interests, free and clear of all Liens and to effectuate the transactions contemplated hereby.

Section 2.05 CLOSING COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Rexford Entities in connection with the Formation Transactions and the Offering, which include, but are not limited to, the underwriting discounts and commissions. In the event the Closing does not occur, each party shall be responsible for its allocable portion of such costs and expenses in accordance with the terms of those certain letter agreements identified on Schedule 2.05.

Section 2.06 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if the transactions contemplated herein shall not have been consummated on or prior to December 31, 2013 (such date is hereinafter referred to as the “Outside Date”).

Section 2.07 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and the RIF V Fund under this Agreement shall terminate, except that the obligations set forth in Article VI shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.08 TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of a RIF V Fund Interest such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the RIF V Fund Interest in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP

The Operating Partnership hereby represents and warrants to the RIF V Fund as follows:

Section 3.01 ORGANIZATION; AUTHORITY.

(a) The Operating Partnership has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of formation and, upon the effectiveness of the Operating Partnership Agreement, will have all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

(b) Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the Operating Partnership (each an “Operating Partnership Subsidiary”), (ii) the ownership interest therein of the Operating Partnership, and (iii) if not wholly owned by the Operating Partnership, the identity and ownership interest of each of the other owners of such Operating Partnership Subsidiary. Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation) by the Operating Partnership has been duly and validly authorized by all necessary actions required of the Operating Partnership. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03 CONSENTS AND APPROVALS. Except for the filing of the Certificate of Merger in accordance with Section 1.02 hereof or in connection with the Offering and the consummation of the other Formation Transactions or as shall have been obtained on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (a) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect, or (b) those consents under the Organizational Documents of the applicable Rexford Entity (including the RIF V Fund), the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Operating Partnership, (b) any agreement, document or instrument to which the Operating Partnership or any of its respective assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.05 VALIDITY OF OP UNITS AND REIT SHARES. Any OP Units to be issued pursuant to this Agreement will have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the Operating Partnership (other than any Liens created by the Operating Partnership Agreement). Any REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the REIT (other than any Liens created by the REIT Charter).

Section 3.06 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the Operating Partnership, threatened against the Operating Partnership or any Operating Partnership Subsidiary, other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation of the Operating Partnership, that individually or in the aggregate, would not reasonably be expected, (a) if adversely determined, to have an OP Material Adverse Effect, or (b) to challenge or impair the ability of the Operating Partnership to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby to such an extent as would result in an OP Material Adverse Effect.

Section 3.07 OPERATING PARTNERSHIP AGREEMENT. Attached hereto as Exhibit B hereto is a true and correct copy of the Operating Partnership Agreement, as in effect immediately prior to the Effective Time.

Section 3.08 LIMITED ACTIVITIES. Except for activities in connection with the Offering, the Formation Transactions or in the ordinary course of business, the Operating Partnership and the Operating Partnership Subsidiaries have not engaged in any material business or incurred any material obligations.

Section 3.09 NO BROKER. The Operating Partnership has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the RIF V Fund or any Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the Offering and any related financing transactions).

Section 3.10 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III and any other agreement entered into in connection with the Formation Transactions, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the Operating Partnership contained in this Agreement shall expire at the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE RIF V FUND

Except as disclosed in the Offering Document or the schedules attached hereto, the RIF V Fund represents and warrants to the Operating Partnership that as of the Closing Date:

Section 4.01 ORGANIZATION; AUTHORITY.

(a) The RIF V Fund has been duly formed, is validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of the RIF V Fund pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to carry on its business as presently conducted. The RIF V Fund, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

(b) Schedule 4.01(b) sets forth as of the date hereof with respect to the RIF V Fund (i) each direct or indirect Subsidiary of the RIF V Fund (each a “RIF V Fund Subsidiary” and, collectively the “RIF V Fund Subsidiaries”), (ii) the direct or indirect ownership interest therein of the RIF V Fund, (iii) if not wholly owned by the RIF V Fund, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each real property owned directly or indirectly, in whole or in part, by the RIF V Fund or such Subsidiary (each a “Property”). Such RIF V Fund Subsidiary has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and/or operate its Property and to carry on its business as presently conducted. Such RIF V Fund Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. Except as set forth on Schedule 4.01(b), each of the RIF V Fund and the RIF V Fund Subsidiaries does not own any equity or ownership interest in any other Person.

(c) The Operating Partnership has been provided complete and accurate copies of Organizational Documents, as amended through the date hereof, and such Organizational Documents are in full force and effect as of the date hereof and have not been further modified or amended.

Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by the RIF V Fund of this Agreement and the other Formation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of the RIF V Fund pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of the RIF V Fund. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the RIF V Fund or any RIF V Fund Subsidiary pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the RIF V Fund or such RIF V Fund Subsidiary, each enforceable against the RIF V Fund or such RIF V Fund Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03 CAPITALIZATION. Schedule 4.03 sets forth as of the date hereof the ownership of the RIF V Fund. All of the issued and outstanding equity interests of the RIF V Fund and each RIF V Fund Subsidiary are duly authorized, validly issued and fully paid; and are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the Organizational Documents of or any contract to which the RIF V is a party or otherwise bound, except for such preemptive rights, transfer restrictions, or appraisal, dissenters’ or other similar rights as would not prevent the Merger. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in the RIF V Fund or its RIF V Fund Subsidiaries. Except as set forth in the Organizational Documents, none of RIF V Fund or any of its RIF V Fund Subsidiaries is a party to any agreement for the sale of its material assets, for the grant to any Person of any preferential right to purchase any such material assets or the acquisition of any material operating business, material assets or capital stock of any other corporation, entity or business, other than the purchase or sale of assets in the ordinary course of business.

Section 4.04 CONSENTS AND APPROVALS. Except for the filing of the Certificate of Merger in accordance with Section 1.02 hereof or as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by the RIF V Fund or its RIF V Fund Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which the RIF V Fund or its RIF V Fund Subsidiaries is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the RIF V Fund or its RIF V Fund Subsidiaries or (b) any agreement, document or instrument to which the RIF V Fund or its RIF V Fund Subsidiaries is a party or by which the RIF V Fund or its RIF V Fund Subsidiaries or any of their respective assets or properties are bound by or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the RIF V Fund or its RIF V Fund Subsidiaries (or its assets or properties), except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 4.06 LICENSES AND PERMITS. All notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the Operating Partnership, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. Neither the RIF V Fund, nor its RIF V Fund Subsidiaries, nor, to the knowledge of the RIF V Fund, any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, nor has any one of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 4.07 COMPLIANCE WITH LAWS. The RIF V Fund and its RIF V Fund Subsidiaries have conducted their respective businesses in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. Neither the RIF V Fund, nor its RIF V Fund Subsidiaries, nor, to the knowledge of the RIF V Fund, any third party are in violation of any Law or has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. There has not been committed by the RIF V Fund or its RIF V Fund Subsidiary or, to the knowledge of RIF V Fund, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Property or any part thereof.

Section 4.08 PROPERTIES.

(a) Except as set forth in Schedule 4.08(a), the RIF V Fund or its RIF V Fund Subsidiary is the insured under a policy of title insurance as the owner of, and, to the knowledge of the RIF V Fund, the RIF V Fund or its RIF V Fund Subsidiary is the owner of, good, marketable and insurable fee simple title (or, in the case of certain Properties, a tenancy-in-common estate) to the Property owned by the RIF V Fund or its RIF V Fund Subsidiary, in each case free and clear of all Liens except for Permitted Liens. Prior to the Effective Time, neither the RIF V Fund nor any of its RIF V Fund Subsidiaries shall take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property.

(b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, (1) neither the RIF V Fund nor any of its RIF V Fund Subsidiaries nor, to the knowledge of the RIF V Fund, any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for space within such Property), is in breach or default of any such agreement, (2) to the knowledge of the RIF V Fund, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of the RIF V Fund or its RIF V Fund Subsidiary, except for Permitted Liens, or otherwise reasonably be expected to have a Fund Material Adverse Effect and (3) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space Leases) are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

(c) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect or that are otherwise disclosed on Schedule 4.08(c), (1) neither the RIF V Fund, nor its RIF V Fund Subsidiaries, nor, to the knowledge of the RIF V Fund, any other party to any Lease, is in breach or default of any such Lease, (2) to the knowledge of the RIF V Fund, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease or would permit termination, modification or acceleration under such Lease and (3) to the knowledge of the RIF V Fund, each of the Leases (and all amendments thereto or modifications thereof) to which the RIF V Fund or its RIF V Fund Subsidiaries is a party or by which the RIF V Fund or its RIF V Fund Subsidiaries or any Property is bound or subject (collectively, the “Leases”) is valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.09 INSURANCE . Each of the RIF V Fund or its RIF V Fund Subsidiaries has in place the public liability, casualty and other insurance coverage with respect to each Property owned, leased and/or managed by it as the RIF V Fund reasonably deems necessary and in all cases including such coverage as is required under the terms of any continuing loan or Lease. Each of the insurance policies with respect to each Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the knowledge of the RIF V Fund, neither the RIF V Fund nor its RIF V Fund Subsidiaries have received from any insurance company any notices of cancellation or intent to cancel any insurance.

Section 4.10 ENVIRONMENTAL MATTERS . Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, to the knowledge of the RIF V Fund, (A) the RIF V Fund and its RIF V Fund Subsidiaries and each Property are in compliance with all Environmental Laws, (B) neither the RIF V Fund nor its RIF V Fund Subsidiaries have received any written notice from any Governmental Authority or third party alleging that the RIF V Fund or any of its RIF V Fund Subsidiaries or any Property is not in compliance with applicable Environmental Laws, and (C) there has not been a release of a hazardous substance on any of the Properties that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.10 constitute the sole and exclusive representations and warranties made by the RIF V Fund concerning environmental matters.

Section 4.11 EMINENT DOMAIN. There is no existing or, to the knowledge of the RIF V Fund, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties, except for such proceedings that would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

Section 4.12 EXISTING LOANS. Schedule 4.12 lists, as of the date hereof, all secured loans presently encumbering the Properties or any direct or indirect interest in the RIF V Fund or any RIF V Fund Subsidiary, and any unsecured loans relating thereto to be assumed by the REIT or any Subsidiary of the REIT at Closing (collectively, the “Existing Loans”). Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Fund

Material Adverse Effect or that are otherwise disclosed on Schedule 4.12, no monetary default (beyond applicable notice and cure periods) by any party exists under any of the Existing Loans and the documents entered into in connection therewith (collectively, the “Existing Loan Documents”) and no non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Existing Loan Documents.

Section 4.13 FINANCIAL STATEMENTS. The consolidated financial statements of the RIF V Fund and the RIF V Fund Subsidiaries included in the Offering Document have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments, and fairly present in all material respects the financial condition and results of operations of the RIF V Fund and the RIF V Fund Subsidiaries as of the dates indicated therein and for the periods ended as indicated therein.

Section 4.14 TAXES.

(a) The RIF V Fund has timely and properly filed (or caused to be timely and properly filed) all Tax Returns required to be filed by it and each RIF V Fund Subsidiary (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such Tax Returns are accurate and complete in all material respects.

(b) RIF V Fund and each RIF V Fund Subsidiary have paid (or have had paid on their behalf) all Taxes as required to be paid by them.

(c) No income or material non-income Tax Returns filed by the RIF V Fund or any RIF V Fund Subsidiary are the subject of a pending or ongoing audit.

(d) No deficiencies for any income or material non-income Taxes have been proposed, asserted or assessed against the RIF V Fund or any RIF V Fund Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. Since its formation, for U.S. federal income tax purposes each of RIF V Fund and each RIF V Fund Subsidiary has been treated as a partnership or as a disregarded entity, and not as a corporation or an association taxable as a corporation.

Section 4.15 LITIGATION. Except for actions, suits or proceedings fully covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the RIF V Fund, threatened against or affecting the RIF V Fund, any of its RIF V Fund Subsidiaries or any of the Properties, or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing, other than actions, suits or proceedings arising in the ordinary course of business from the ownership and operation which, if adversely determined, would not have a Fund Material Adverse Effect. There is no action, suit, or proceeding pending or, to the knowledge of the RIF V Fund, threatened against or affecting the RIF V Fund, any of its RIF V Fund Subsidiaries or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing, which challenges or impairs the ability of the RIF V Fund or any RIF V Fund Subsidiary to execute or deliver, or perform its obligations under this Agreement or any Formation Transaction Documentation or any other documents to be executed by it pursuant to this Agreement or any Formation Transaction Documentation or to consummate the transactions contemplated hereby or thereby. Except for matters fully covered by insurance, there is no judgment, decree, injunction, rule or order of a Governmental Authority outstanding against the RIF V Fund, its RIF V Fund Subsidiaries or any officer, director, principal, managing member or general partner of any of the foregoing in their capacity as such, which would reasonably be expected to have a Fund Material Adverse Effect. None of RIF V Fund, its RIF V Fund Subsidiaries or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing has received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any Property or any portion thereof which would impair the current or proposed use thereof in a manner that would result in a Fund Material Adverse Effect.

Section 4.16 INSOLVENCY. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the RIF V Fund’s knowledge, threatened against the RIF V Fund, any RIF V Fund Subsidiary or any Property, nor are any such proceedings contemplated by the RIF V Fund.

Section 4.17 SECURITIES LAW MATTERS. The RIF V Fund acknowledges that: (i) the REIT and Operating Partnership intend the offer and issuance of any REIT Shares or OP Units to any Pre-Formation Participants to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of such equity holder as an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) acquiring any REIT Shares or OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing any REIT Shares or OP Units pursuant to the terms of this Agreement, the REIT and Operating Partnership are relying on the representations made by each equity holder electing to receive REIT Shares or OP Units as consideration in the Merger, which representations were set forth in Appendix C to the Request for Consent – Accredited Investor Representations Letter.

Section 4.18 NO BROKER. The RIF V Fund has not entered into, and it covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the REIT or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the Offering and any related financing transactions).

Section 4.19 OWNERSHIP OF CERTAIN ASSETS. Except as set forth in Schedule 4.19, neither the RIF V Fund nor any of its RIF V Fund Subsidiaries owns any loan assets or other securities of any issuer except for equity interests in other RIF V Fund Subsidiaries.

Section 4.20 EMPLOYEES. None of the RIF V Fund or any of the RIF V Fund Subsidiaries has or has ever had any employees.

Section 4.21 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into by the RIF V Fund in connection with the Formation Transactions, the RIF V Fund shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.22 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.01, Section 4.02, Section 4.03, and Section 4.17) shall not survive the Closing.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 PRE-CLOSING COVENANTS. During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), the RIF V Fund shall use commercially reasonable efforts to (and shall cause each of its RIF V Fund Subsidiaries to) conduct its businesses and operate and maintain the Properties in the ordinary course of business consistent with past practice, pay its debt obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, the RIF V Fund shall not (and shall not permit any of its RIF V Fund Subsidiaries to) without the prior written consent of the Operating Partnership, which consent may be withheld by the Operating Partnership in its sole discretion:

(a) (i) other than distributions to the members of the RIF V Fund in connection with such members’ payment of any Taxes related to their ownership of the membership interest of the RIF V Fund or as otherwise contemplated by this Agreement, declare, set aside or pay any dividends or distributions in respect of any RIF V Fund Interests, except in the ordinary course of business consistent with past practice and in accordance with the applicable governing document of the RIF V Fund, including distributions by RIF V Fund reasonably necessary to enable RIF V REIT to pay dividends to maintain its status as a real estate investment trust under the Code and avoid the imposition of any income Tax or excise Tax under the Code or any provision of state, local or foreign Tax law, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any RIF V Fund Interests or make any other changes to the equity capital structure of the RIF V Fund or its RIF V Fund Subsidiaries, or (iii) purchase, redeem or otherwise acquire any RIF V Fund Interests or interests of its RIF V Fund Subsidiaries or any other securities thereof;

(b) other than in accordance with Section 4.08(a), issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, any limited liability company, partnership interests or other equity interests of the RIF V Fund or of its RIF V Fund Subsidiaries or any other assets of the RIF V Fund or its RIF V Fund Subsidiaries;

(c) amend, modify or terminate any lease, contract or other instruments relating to the Property, except in the ordinary course of business consistent with past practice;

(d) amend its certificate of formation and limited liability company agreement;

(e) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(f) materially alter the manner of keeping the RIF V Fund’s or its RIF V Fund Subsidiaries’ books, accounts or records or the accounting practices therein reflected;

(g) file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat the RIF V Fund or any RIF V Fund Subsidiaries as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(h) terminate or amend any existing insurance policies affecting any Property that results in a material reduction in insurance coverage for the Property;

(i) knowingly cause or permit the RIF V Fund or any of the RIF V Fund Subsidiaries to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws;

(j) take any action or fail to take any action the result of which would have a Fund Material Adverse Effect; or

(k) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE RIF V FUND. Each of the Operating Partnership and RIF V Fund shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

Section 5.03 TAX MATTERS.

(a) So long as some portion of the Merger Consideration is in the form of OP Units, the parties hereto intend and agree that, for United States federal income tax purposes, the transactions contemplated by this Agreement shall constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which the RIF V Fund contributes all of its assets and liabilities to the Operating Partnership in exchange for OP Units in a transaction qualifying under Section 721(a) of the Code and immediately thereafter, the RIF V Fund distributes such OP Units to the holders of RIF V Fund Interests. As a result, (i) in accordance with Treasury Regulations Section 1.708-1(c)(4), any payment of cash or REIT Shares attributable to a holder of RIF V Fund Interests shall be treated as a sale by such holder of its interests in the RIF V Fund and a purchase of such interests by the Operating Partnership for the cash and/or REIT Shares so paid under the terms of this Agreement, and (ii) RIF V Fund shall cause each such holder of RIF V Fund Interests who receives cash and/or REIT Shares to explicitly agree and consent (the “Sale Consent”) to such treatment in their Consent Forms as a condition to electing such consideration. To the extent the Operating Partnership acquires any interests in the RIF V Fund as described in clause (i) above, or otherwise previously acquired any such interests, for United States federal income tax purposes the receipt by the Operating Partnership of the portion of property attributable to such interests shall be treated as a distribution by the RIF V Fund in redemption of such interests. Notwithstanding Section 1.05 and any holder’s election as to the form of its Merger Consideration, if any holder of RIF V Fund Interests (other than a non-Accredited Investor), fails to execute a Sale Consent prior to the Closing, such holder’s Merger Consideration shall consist solely of OP Units. Notwithstanding Section 1.07 and Section 2.03(a), any cash paid as the Merger Consideration holder of RIF V Fund Interests shall be paid only after the receipt of a Sale Consent from such holder of RIF V Fund Interests.

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Operating Partnership. The parties agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby.

(c) The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the RIF V Fund and all Tax Returns of each RIF V Fund Subsidiary which are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law.

(d) The Operating Partnership and the RIF V Fund shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns related to the transactions pursuant to this Agreement and any audit, litigation or administrative, judicial or other inquiry or proceeding with respect to Taxes related to the transactions pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Operating Partnership and the RIF V Fund further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(e) Prior to Closing, the RIF V Fund shall deliver to the REIT a properly executed certificate prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying the non-foreign status of the RIF V Fund and of each holder of the RIF V Fund Interests and any similar affidavits or other forms required under applicable state, local or foreign Tax Laws.

(f) The Operating Partnership makes no representations or warranties to the RIF V Fund, the Pre-Formation Participants or to the Rexford Entities regarding the Tax treatment of the Merger pursuant to this Agreement or of the other Formation Transactions, or with respect to any other Tax consequences to the RIF V Fund or any Rexford Entity of this Agreement or the other Formation Transactions. The RIF V Fund acknowledges that each Rexford Entity, the RIF V Fund and the Pre-Formation Participants holding are relying solely on their own Tax advisors in connection with this Agreement and the other Formation Transactions and agreements contemplated hereby.

Section 5.04 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, the RIF V Fund waives and relinquishes all rights and benefits otherwise afforded to the RIF V Fund (a) under its Organizational Documents including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option, or similar parallel exit or dissenter rights in connection with the Formation Transactions and the Offering, and any right to consent to or approve of the sale or contribution or other transaction undertaken by any equity holder of the RIF V Fund of their RIF V Fund Interests to the REIT or any Affiliate thereof and any and all notice provisions related thereto and (b) for claims against the REIT or the Operating Partnership for breach by any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates or the terms of any applicable Organizational Documents. The RIF V Fund acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents of the RIF V Fund or other agreements among one or more holders of RIF V Fund Interests or one or more of the members of the RIF V Fund. With respect to the RIF V Fund and each Property in which the RIF V Fund Interests represent a direct or indirect interest, the RIF V Fund expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to the RIF V Fund or such Property. In addition, the RIF V Fund agrees that if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of the RIF V Fund to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents of the RIF V Fund, which shall remain in full force and effect without modification.

Section 5.05 EXCLUDED ASSETS. Prior to the Closing and after such amounts are reasonably determined, the RIF V Fund and its Subsidiaries shall distribute or cause to be distributed or paid out the Excluded Assets identified on Schedule 5.05.

Section 5.06 ALTERNATE TRANSACTION. In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership may elect, in its sole and absolute discretion, to effect an Alternate Transaction (subject to the limitations in the definition thereof), without the need for the Operating Partnership to seek any further consent or action from the RIF V Fund, and the RIF V Fund shall, and it shall cause its partners and Subsidiaries to, enter into such agreements as shall be necessary to consummate an Alternate Transaction. In the event that an Alternate Transaction is used to effect the transactions contemplated by this Agreement, then the Operating Partnership may elect to terminate this Agreement without any liability or obligation to any Person.

Section 5.07 ELIMINATED ASSETS. The parties hereby agree that the Operating Partnership shall have the right, in its sole discretion, to exclude any Properties or other interests or assets held directly or indirectly by the RIF V Fund (the “Eliminated Assets”) from the Merger after the date hereof until the Effective Time, provided that the Operating Partnership shall provide prior written notice to the RIF V Fund regarding such exclusion. Immediately prior to the Closing and after such amounts are reasonably determined, the RIF V Fund and its Subsidiaries shall distribute or cause to be distributed or paid out the Eliminated Assets.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)	if to the Operating Partnership:

Rexford Industrial Realty, L.P.
11620 Wilshire Boulevard, Suite 300
Los Angeles, CA 90025
Facsimile: (310) 966-1690
Attention: Howard Schwimmer and Michael S. Frankel

(b)	if to the RIF V Fund:

c/o Rexford Industrial, LLC
11620 Wilshire Boulevard, Suite 300
Los Angeles, CA 90025
Facsimile: (310) 966-1690
Attention: Howard Schwimmer and Michael S. Frankel

Section 6.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c) “Allocated Share” means an amount of Merger Consideration that would be distributed to a Pre-Formation Participant that is the holder of an interest in a Rexford Entity in accordance with the provisions of the existing Organizational Documents of such entity relating to distributions of distributable net proceeds from sales of directly or indirectly owned properties or assets, and assuming (x) the sale of the relevant Target Asset or Target Assets that are directly or indirectly owned by such entity for a value equal to such Target Asset’s or Target Assets’ respective Equity Value(s), and (y) the sale of additional assets that are owned directly or indirectly by RIF V Fund or RIF V REIT for an aggregate value equal to the Fund V Subsequent Investment Amount (which, for the sake of clarity, is the Equity Value attributable to Capital Contributions (as such term is defined in the RIF V Fund’s and the RIF V REIT’s respective Organizational Documents) made to or applied by RIF V Fund and RIF V REIT during the Interim Period, as further described in the definition of Equity Value set forth in Schedule 6.02(c) hereto).

(d) “Alternate Transaction” means any transaction structure, other than that contemplated by this Agreement, pursuant to which the REIT, the Operating Partnership or any of their Subsidiaries acquire all or a portion of the interests in the RIF V Fund or the assets held directly or indirectly by the RIF V Fund in a transaction pursuant to which each holder of RIF V Fund Interests receives the amount of cash, the number of OP Units and/or the number of REIT Shares that were to be received by such holder pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets acquired by the REIT, the Operating Partnership or any of their Subsidiaries pursuant to such Alternate Transaction); provided, that such structure will not (i) result in a breach of the RIF V Fund’s or any applicable RIF V Fund Subsidiary’s governing documents and (ii) would not give rise to dissenters’ or appraisal rights by the members of the RIF V Fund, unless such rights have fully waived by all such members in the Consent Forms.

(e) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.

(f) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(g) “Consent Form” means the form provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder’s irrevocable elections with respect to consideration to be received by such holder in the Formation Transactions.

(h) “Elected OP Unit Percentage” means, with respect to the Merger Consideration to be received by any Pre-Formation Participant, the percentage of the Allocated Share that the Pre-Formation Participant has made a Valid Election to receive in the form of OP Units.

(i) “Elected REIT Shares Percentage” means, with respect to the Merger Consideration to be received by any Pre-Formation Participant, the percentage of the Allocated Share that the Pre-Formation Participant has made a Valid Election to receive in the form of REIT Shares.

(j) “Entity Specific Debt” has the meaning set forth in Schedule 6.02(c) hereto.

(k) “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(l) “Equity Value” has the meaning set forth in Schedule 6.02(c) hereto.

(m) “Excluded Assets” means the assets identified on Schedule 5.05.

(n) “Formation Transaction Documentation” means all of the agreements (including this Agreement) and related documents substantially in the forms accompanying the Request for Consent dated February 22, 2013 and identified in Exhibit G hereto, pursuant to which all of the Rexford Entities and/or the Pre-Formation Interests are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(o) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(p) “Fund Material Adverse Effect” means any material adverse change in the assets, business, condition (financial or otherwise), results of operation or prospects of the RIF V Fund, RIF V Fund Subsidiaries or Properties, taken as a whole.

(q) “Fund V Subsequent Investment Amount” has the meaning set forth in Schedule 6.02(c) hereto.

(r) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(s) “Interim Period” has the meaning set forth in Schedule 6.02(c) hereto.

(t) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(u) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(v) “Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each investor of the REIT and/or the Operating Partnership.

(w) “Management Companies” means, collectively RIF V Manager, Sponsor, and RI LLC.

(x) “Offering Closing Date” means the closing date of the Offering.

(y) “Offering Document” means either (i) in the event the REIT undertakes a public Offering, the REIT’s final prospectus as filed with the SEC; or (ii) in the event the REIT undertakes a private Offering, the REIT’s final offering memorandum (together with any supplements and amendments thereto) used in the Offering.

(z) “Offering Price” means the initial offering price of a REIT Share in the Offering.

(aa) “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Operating Partnership and each Operating Partnership Subsidiary, taken as a whole.

(bb) “Organizational Documents” means the certificate of formation, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement, of the RIF V Fund or each RIF V Fund Subsidiary, as applicable.

(cc) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by Governmental Authorities having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under Leases in effect as of the Closing Date; (vi) any exceptions contained in any title policy (including any policy issued to a secured lender) relating to the Properties as of the Closing Date; and (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP, and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered.

(dd) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(ee) “Pre-Formation Interests” means the equity interests directly or indirectly held by the Pre-Formation Participants in the Rexford Entities and in the “Rexford Properties” as defined in that certain Confidential Request for Consent and Investment Election dated February 22, 2013.

(ff) “Pre-Formation Participants” means the holders of the equity interests in the relevant RIF Fund Entity and the Management Companies immediately prior to the Formation Transactions, and shall include any other Person contributing any interest or Property to the REIT, the Operating Partnership or any Subsidiary thereof in the Formation Transactions.

(gg) “Registration Rights Agreement” means that certain Registration Rights Agreement, by and among the REIT, the Operating Partnership and the parties identified as a signatory on Schedule A thereto.

(hh) “REIT Charter” means the charter of the REIT, as in effect immediately prior to the Effective Time.

(ii) “Rexford Entity” means a RIF Fund Entity, the Management Companies and each of their respective Subsidiaries, as applicable. As used herein, “Rexford Entities” refer to each Rexford Entity, collectively.

(jj) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(kk) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(ll) “Target Asset” has the meaning set forth in Schedule 6.02(c) hereto.

(mm) “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(nn) “Tax Matters Agreement” means that certain Tax Matters Agreement by and among the REIT, the Operating Partnership and the other parties identified as signatories therein.

(oo) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(pp) “Underwriting Agreement” means that certain underwriting agreement, by and between the REIT, the Operating Partnership and certain underwriters set forth therein, pursuant to which the REIT will issue and sell shares in the Offering.

(qq) “Valid Election” means, with respect to any RIF V Fund Interest, an irrevocable election to receive all or a portion of its Allocated Share in the form of OP Units and/or REIT Shares as indicated on the properly completed and timely received Consent Form of the holder of the RIF V Fund Interest or a Consent Form as to which any deficiencies have been waived by the Operating Partnership.

Section 6.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 6.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the other Formation Transaction Documentation and the Consent Forms to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 2.05, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 6.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 6.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 6.08 DISPUTE RESOLUTION. The parties intend that this Section 6.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 6.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 6.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the Operating Partnership, on the one hand, and the RIF V Fund, on the other hand, shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the Operating Partnership and the RIF V Fund cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 6.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 6.10 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 6.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the RIF V Fund and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 6.12 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 6.13 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.14 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or the RIF V Fund.

Section 6.15 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing Date, each of the parties hereto expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Section 6.16 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of the RIF V Fund, at any time prior to the Effective Time; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the RIF V Fund without the prior written consent of the RIF V Fund.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation

By:

Name: Title:

By:

Name: Title:

REXFORD INDUSTRIAL REALTY, L.P., a Maryland limited partnership

By:	REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation
Its:	General Partner

By:

Name: Title:

By:

Name: Title:

[Signature Page to OP Merger Agreement]

REXFORD INDUSTRIAL FUND V, LP, a Delaware limited partnership

By:	REXFORD FUND V MANAGER LLC, a Delaware limited liability company
Its:	General Partner

By:

Name: Title:

By:

Name: Title:

REXFORD INDUSTRIAL FUND V, LP, a Delaware limited partnership

By:	REXFORD INDUSTRIAL FUND V REIT, LLC, a Delaware limited liability company
Its:	General Partner

By:

Name: Title:

By:

Name: Title:

Schedule 5.05

Excluded Assets

Excluded Assets consist of any excess of Net Working Capital over Target Net Working Capital.

“Net Working Capital” means current assets minus current liabilities of the relevant entity (on a stand-alone basis and without consolidating any Subsidiary of such entity) as of a date within forty-five (45) days prior to the date of the preliminary Offering Document used in the Offering roadshow. Any Excluded Assets consisting of any excess of Net Working Capital of Target Working Capital shall be distributed or paid to the Pre-Formation Participants in the relevant entity immediately prior to the consummation of the Offering after determination by the REIT. The REITs determination of such amount shall be final and binding on all Pre-Formation Participants.

“Target Net Working Capital” means zero with respect to all entities.

Schedule 6.02(c)

Calculation of Equity Value

For purposes of all Formation Transaction Documentation, “Equity Value” of any Target Asset shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule 6.02(c) shall have the meanings set forth below and capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.

EV = EP x [TFTV-TPA]+AA;

where:

EV = Equity Value;

EP = Unadjusted Equity Percentage;

TFTV= Total Formation Transaction Value;

TPA = Total Portfolio Adjustment; and

AA = Asset Adjustment;

Notwithstanding the foregoing, the Equity Value attributable to any Capital Contributions (as such term is defined in the RIF V Fund’s and the RIF V REIT’s respective Organizational Documents) made to or applied by the RIF V Fund or RIF V REIT during the Interim Period will be an amount equal to the Fund V Subsequent Investment Amount. The Fund V Subsequent Investment Amount (if any) is intended to provide reasonable compensation to investors in RIF V Fund and RIF V REIT for Capital Contributions (if any) made to or applied by these entities after the Marshall & Stevens’ Fairness Opinion. To accomplish this, these Capital Contributions are treated separately from the Target Assets, and the Fund V Subsequent Investment Amount (if any) is included in the Total Portfolio Adjustment without creating a related Asset Adjustment. The result is that the Total Formation Transaction Value allocable to the Target Assets will be reduced by an amount equal to the Fund V Subsequent Investment Amount (if any), and such amount will be allocated to investors in the RIF V Fund and RIF V REIT in accordance with the Organizational Documents of each such entity.

Attached as Appendix A to this Schedule 6.02(c) are illustrative calculations of Equity Value for a hypothetical portfolio of Target Assets.

“Actual Balance” shall mean: (i) with respect to each Existing Loan to be assumed in connection with the Offering, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the Offering Closing Date and immediately prior to any such assumption and all assumption fees and any related expenses with respect to such Existing Loan; and (ii) with respect to each Existing Loan to be prepaid, repaid or refinanced in connection with the Offering, the unpaid principal amount of and past due unpaid interest on such Existing Loan as of the Offering Closing Date and immediately prior to any such prepayment, repayment or refinancing and any related prepayment penalties and any related expenses. With respect to each Existing Loan to be assumed, prepaid, repaid or refinanced in connection with the Formation Transactions, the Actual Balance as of the Closing Date shall be determined by the REIT within forty-five (45) days prior to the date of the preliminary Offering Document used in the Offering roadshow based on its good faith estimate of what such amounts will be as of the Offering Closing Date.

“Asset Adjustment” shall mean with respect to each Target Asset and any Existing Loan relating to such Target Asset, an amount equal to the Base Balance minus the Actual Balance (expressed as a positive or negative number, as applicable) with respect to all Existing Loans relating to such Target Asset. Notwithstanding the foregoing, no Asset Adjustment shall be made with respect to the pay down in the amount of $2,914,349.17 on the Existing Loan relating to the Target Asset referred to as “Broadway” in Appendix B to Schedule 6.02(c).1

“Base Balance” shall mean with respect to each Existing Loan, the principal amount of such Existing Loan set forth on Appendix C to this Schedule 6.02(c).

“Eliminated Asset” shall mean any Target Asset subject to the Formation Transaction Documentation, or any interest therein, that is excluded pursuant to the terms of the Formation Transaction Documentation from the Formation Transactions.

“Excluded Assets” has the meaning set forth in Section 6.02(m) to the Agreement.

“Existing Loan” shall mean each loan directly secured by a Target Asset listed on Appendix C to this Schedule 6.02(c) and (ii) all other indebtedness of a Rexford Entity or of an entity in which a Rexford Entity has a direct or indirect interest that will be assumed, prepaid, repaid or refinanced in connection with the Offering and that is set forth on Appendix D to this Schedule 6.02(c) (all indebtedness falling within the scope of this clause (ii) shall be referred to as “Entity Specific Debt”). Existing Entity Specific Debt will be deemed to relate to the Target Asset(s) and, if to multiple Target Assets, in the proportions set forth opposite the name of such Entity Specific Debt on Appendix D to this Schedule 6.02(c), and all such Entity Specific Debt will be deemed to have a Base Balance of zero (because “Unadjusted Equity Percentage” as determined by Marshall & Stevens, Inc. was determined at the property level and did not take into account Entity Specific Debt, Entity Specific Debt is deemed to be zero in order to cause a readjustment of “Equity Value” of all Target Assets after taking into account such Entity Specific Debt).

“Fund V Subsequent Investment Amount” shall mean the sum of (i) the aggregate amount of Capital Contributions (as such term is defined in the RIF V Fund’s and the RIF V REIT’s respective Organizational Documents) (x) made by partners or members therein during the

[1]

The Unadjusted Equity Percentage set forth in Appendix D to Schedule 6.02(c) for the Target Asset referred to as “Broadway” was originally attributable to a property referred to as “Williams” in the Marshall & Stevens Fairness Opinion. After the date of such opinion, the Williams asset was exchanged for the Broadway asset, plus a cash payment equal to the difference between the market value of the Williams asset and the market value of the Broadway asset. Such cash payment was then used to pay down a portion of the Entity Specific Debt previously allocated to the Williams asset (and now allocated to the Broadway asset), so an equitable result is achieved by applying the Unadjusted Equity Percentage set forth in Appendix B to Schedule 6.02(c) and the amount of Entity Specific Debt (prior to the pay down) set forth in Appendix D to Schedule 6.02(c) that were each previously allocated to the Williams Property to the Broadway Property, and not making an adjustment in connection with the pay down of such Entity Specific Debt that occurred.

Interim Period and applied by RIF V Fund or RIF V REIT, as applicable, for investment or other permitted purpose during the Interim Period or (y) made by such partners or members prior to the Interim Period but applied by such entity for investment or other permitted purpose during the Interim Period, plus (ii) a return on such Capital Contributions at an annualized rate of eight (8) percent for the period commencing on the date on which each such Capital Contribution is made (or, in the case of clause (y), applied) and ending on the Closing Date.

“Interim Period” means the period commencing on January 1, 2013 and ending on the Closing Date.

“Target Asset” shall mean each Property (or partial ownership interest in a Property) set forth on Appendix B to this Schedule 6.02(c) and the Management Companies.

“Target Net Working Capital” has the meaning set forth in Schedule 5.05 to the Agreement.

“Total Portfolio Adjustment” shall mean the sum (which may be a positive or negative number) of (i) all Asset Adjustments, excluding Asset Adjustments for any Eliminated Assets, and (ii) the Fund V Subsequent Investment Amount.

“Total Formation Transaction Value” shall mean the aggregate dollar value of (i) the cash, (ii) the REIT Shares and (iii) the OP Units that are issued or issuable to all Pre-Formation Participants in the Formation Transactions as set forth in the Offering Document. Total Formation Transaction Value will be determined valuing REIT Shares and OP Units at a value per REIT Share or OP Unit equal to the Offering Price.

“Unadjusted Equity Percentage” shall mean with respect to each Target Asset, the percentage (expressed as a decimal) set forth opposite the name of such Target Asset on Appendix B to this Schedule 6.02(c) (which percentage is based on the Fairness Opinion of Marshall & Stevens, Inc. and represents such Target Asset’s percentage of the net asset values of the Target Assets (other than the Management Companies) and the net equity value of the Management Companies, taken as a whole); provided, however, that in the event a Target Asset is selected as or otherwise becomes for any reason an Eliminated Asset, then: (i) the Unadjusted Equity Percentage for each remaining Target Asset shall be recalculated as a fraction, the numerator of which is the original Unadjusted Equity Percentage for such remaining Target Asset and the denominator of which is (A) 100 minus (B) the original Unadjusted Equity Percentage of the Eliminated Asset; and (ii) the Unadjusted Equity Percentage of the Eliminated Asset shall be zero.

Appendix A to Schedule 6.02(c)

Worked Examples

The figures and calculations included in this Appendix A are for illustrative purposes only and are based on a hypothetical portfolio of properties. The goal of the examples below is to help investors better understand how the Equity Value formula operates and may be impacted by different types of possible changes in the assets comprising the REIT’s portfolio or the debt relating to the Target Assets prior to Closing. Accordingly, the examples have been highly simplified, using numbers that facilitate easy math.

The hypotheticals below assume that:

•	The Target Assets that will be acquired by the REIT in the Formation Transactions consist of five industrial centers, one of which is owned by each of the five Rexford Funds.

•	Each of the Target Assets in this hypothetical portfolio will be wholly owned, directly or indirectly, by the REIT at the Closing.

•	Each Target Asset is subject to a $25 property-level mortgage, but no fund-level Entity Specific Debt.

•	Each Target Asset was determined by a third-party valuator to have a relative equity value equal to 20% of the entire portfolio.

In addition, the “Base Case” hypothetical below assumes that the initial Total Formation Transaction Value, or “TFTV,” for this entire portfolio of properties as of December 31, 2012 was $500. The subsequent hypothetical examples demonstrate how circumstances after December 31, 2012 but prior to the Closing, or that otherwise were not reflected in the Fairness Opinion, may impact Total Formation Transaction Value (TFTV), and how those changes affect the equity value allocable to each of the five Target Assets.

The following summarizes the “Base Case” portfolio for purposes of the hypotheticals below:

Target Asset	Unadjusted Equity Percentage (“EP”) (determined by Marshall & Stevens, Inc. in the Fairness Opinion)	Property Holding Companies & Ownership %
RIF I Industrial Center	20%	Company A (100%)
RIF II Industrial Center	20%	Company B (100%)
RIF III Industrial Center	20%	Company C (100%)
RIF IV Industrial Center	20%	Company D (100%)
RIF V Industrial Center	20%	Company E (100%)
Total	100%

Example 1 – Base Case

Applying the Equity Value formula to the “Base Case” summarized above, and assuming that (i) there is no Entity Specific Debt (see Example 3 for a discussion of Entity Specific Debt) and (ii) the mortgage debt on each of the five properties does not change between December 31 and Closing and that there are no assumption or prepayment fees associated with assuming or prepaying those mortgages at the Closing, the Equity Value of each of the five properties is as set forth below:

Property	Equity Value = EP x [TFTV -TPA] + AA
RIF I Industrial Center	100 = 20% x [500 - 0] + 0
RIF II Industrial Center	100 = 20% x [500 - 0] + 0
RIF III Industrial Center	100 = 20% x [500 - 0] + 0
RIF IV Industrial Center	100 = 20% x [500 - 0] + 0
RIF V Industrial Center	100 = 20% x [500 - 0] + 0
Total Equity Value	500

“EP” = Unadjusted Equity Percentage

“TFTV” = Total Formation Transaction Value

“TPA” = Total Portfolio Adjustment (see below)

“AA” = Asset Adjustment (see below)

Example 2 – Mortgage Payoff

In this example, all of the facts described in the Base Case above are the same, except that we assume that prior to the completion of the Formation Transactions, the $25 mortgage on RIF I Industrial Center reaches maturity and is paid off, such that at the time that the RIF I Industrial Center is acquired by the Operating Partnership, it is not subject to any mortgage debt. This results in the following variation of the variable “AA” in the formula as applied to the RIF I Industrial Center:

Property	Asset Adjustment (“AA”) (i.e., Base Balance – Actual Balance)
RIF I Industrial Center	25 = 25 - 0
RIF II Industrial Center	0 = 25 - 25
RIF III Industrial Center	0 = 25 - 25
RIF IV Industrial Center	0 = 25 - 25
RIF V Industrial Center	0 = 25 - 25
Total Portfolio Adjustment (“TPA”)	25

In effect, RIF I has repaid debt using $25 that otherwise would have been available for distribution to RIF I investors as part of the pre-Closing working capital distribution. Because the aggregate outstanding mortgage debt that will be assumed by the Operating Partnership at the Closing has decreased by $25 (without using funds from the Offering), we assume that the Total Formation Transaction Value would increase by the same amount, from $500 to $525.

Because the burden of creating this increase in TFTV has been borne solely by investors in RIF I (who otherwise would have received an additional $25 in the pre-Closing working capital distributions), the Equity Value formula works to allocate the increase in TFTV solely to the RIF I Industrial Center by virtue of the $25 Asset Adjustment calculated above, as set forth below:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	125 = 20% x [525 - 25] + 25
RIF II Industrial Center	100 = 20% x [525 - 25] + 0
RIF III Industrial Center	100 = 20% x [525 - 25] + 0
RIF IV Industrial Center	100 = 20% x [525 - 25] + 0
RIF V Industrial Center	100 = 20% x [525 - 25] + 0
Total Equity Value	525

Example 3 – Entity Specific Debt

In this example, all of the facts described in the Base Case above are the same, except that we assume that (i) Company B is 100% owned by an upper-tier entity, “Holdings,” that will be acquired by the Operating Partnership in the Formation Transactions, (ii) Holdings is subject to $50 of Entity Specific Debt that will be assumed by the Operating Partnership at the Closing (for simplicity’s sake, we assume no assumption fee) and (iii) the $50 of Entity Specific Debt is allocated to RIF II Industrial Center. This results in the following variation of the variable “AA” in the formula as applied to RIF II Industrial Center:

Property	Asset Adjustment (“AA”) (i.e., Base Balance – Actual Balance)
RIF I Industrial Center	0 = 25 - 25
RIF II Industrial Center	-50 = 25 - 75
RIF III Industrial Center	0 = 25 - 25
RIF IV Industrial Center	0 = 25 - 25
RIF V Industrial Center	0 = 25 - 25
Total Portfolio Adjustment (“TPA”)	-50

As noted above, M&S’s Fairness Opinion takes into account only asset-level debt in determining the relative unadjusted equity percentages of the Target Assets. Entity Specific Debt is allocated to relevant properties in the relevant Funds directly through the Equity Value formula. As demonstrated below, the effect is to increase the relative value of properties that are not burdened by Entity Specific Debt, and correlatively decrease the value of properties that are subject to Entity Specific Debt.

The Equity Value formula accomplishes this by reflecting that TFTV decreases as a result of Entity Specific Debt. In the specific example above, because the aggregate outstanding debt that will be assumed by the Operating Partnership at the Closing now includes Holdings’ $50 of Entity Specific Debt, Total Formation Transaction Value would decrease by the same amount, from $500 to $450, relative to the Base Case.

The Equity Value formula allocates the $50 decrease in TFTV solely to RIF II Industrial Center, and does not impact the Equity Value of the other Target Assets, as set forth below:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	100 = 20% x [450 - (-50)] + 0
RIF II Industrial Center	50 = 20% x [450 - (-50)] + (-50)
RIF III Industrial Center	100 = 20% x [450 - (-50)] + 0
RIF IV Industrial Center	100 = 20% x [450 - (-50)] + 0
RIF V Industrial Center	100 = 20% x [450 - (-50)] + 0
Total Equity Value	450

Example 4 – RIF V Subsequent Investment

In this example, all of the facts described in the Base Case above are the same, except that we assume that prior to the completion of the Formation Transactions, RIF V Fund calls $50 in Capital Contributions to acquire additional assets and the acquisitions are made exactly 3 months prior to the completion of the Formation Transactions.

Recall that, under the definition of “Fund V Subsequent Investment Amount,” this $50 of invested Capital Contributions is deemed to earn a flat return equal to 8.0% per annum, so, after 3 months, the $50 of invested Capital Contributions produces a Fund V Subsequent Investment Amount of $51.00 (3 months is a quarter of a year – so, one-quarter of 8.0% (i.e., 2.0%), multiplied by $50, nets $1.00 in appreciation on the $50 of invested Capital Contributions). Accordingly, $51.00 of Equity Value ($50.00 + $1.00) will be allocated to these additional assets (and therefore to Fund V investors) at the Closing.

The impact (if any) of this subsequent investment on the portion of TFTV allocated to the five existing Target Assets will depend on how much value the public attributes to these subsequently acquired assets in the Offering (as a result of the pre-IPO total equity value (as measured by the IPO price) being an amount other than $551), as demonstrated below.

For example, if the subsequent acquisition by RIF V Fund results in a $51 increase in TFTV, from $500 to $551, the Equity Value of each of the five existing Target Assets would be unchanged from the Base Case, as set forth below:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	100 = 20% x [551 - 51] + 0
RIF II Industrial Center	100 = 20% x [551 - 51] + 0
RIF III Industrial Center	100 = 20% x [551 - 51] + 0
RIF IV Industrial Center	100 = 20% x [551 - 51] + 0
RIF V Industrial Center	100 = 20% x [551 - 51] + 0
Fund V Subsequent Investment Amount	51= 50 + [0.08 x 50 x (3/12)]
Total Equity Value	551

If instead we assume that the subsequent acquisition by RIF V Fund results in a $55 increase in TFTV, from $500 to $555, the Equity Value of each of the five existing Target Assets would increase as follows:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	100.80 = 20% x [555 - 51] + 0
RIF II Industrial Center	100.80 = 20% x [555 - 51] + 0
RIF III Industrial Center	100.80 = 20% x [555 - 51] + 0
RIF IV Industrial Center	100.80 = 20% x [555 - 51] + 0
RIF V Industrial Center	100.80 = 20% x [555 - 51] + 0
Fund V Subsequent Investment Amount	51= 50 + [0.08 x 50 x (3/12)]
Total Equity Value	555

If instead we assume that the subsequent acquisition by RIF V Fund results in only a $45 increase in TFTV, from $500 to $545, the Equity Value of each of the five existing Target Assets would decrease as follows:

Property	Equity Value = EP x [TFTV - TPA] + AA
RIF I Industrial Center	98.80 = 20% x [545 - 51] + 0
RIF II Industrial Center	98.80 = 20% x [545 - 51] + 0
RIF III Industrial Center	98.80 = 20% x [545 - 51] + 0
RIF IV Industrial Center	98.80 = 20% x [545 - 51] + 0
RIF V Industrial Center	98.80 = 20% x [545 - 51] + 0
Fund V Subsequent Investment Amount	51= 50 + [0.08 x 50 x (3/12)]
Total Equity Value	545

It is possible that more than one of the types of transactions described in Examples 2-4 above could occur prior to Closing and, as a result, the formula could produce multiple adjustments to the Total Equity Value and the Equity Values of the various properties.